FIELDPOINT PETROLEUM REPORTS SECOND QUARTER RESULTS

Revenues Double while Net Income Triples Compared to Same Period Last Year

AUSTIN, TX – (BUSINESS WIRE) – August 14, 2008 - FieldPoint Petroleum Corporation (AMEX:FPP) today announced financial results for its Second Quarter ended June 30, 2008.

Financial Highlights for the Three Months Ended June 30, 2008 Compared to the Three Months Ended June 30, 2007:

•

Total Revenues increased 101% to $2,000,192 from $995,061.

•

Net Income increased 232% to $588,553 from $177,181.

•

Earnings per share, fully diluted, increased to $0.07 from $0.02.

Ray D. Reaves, President and CEO of FieldPoint, stated, “Whereas this increase in revenue and earnings is primarily attributable to higher oil and natural gas prices, I am pleased to announce that our overall barrels of oil equivalent production was also up 9% for the quarter ended June 30, 2008 as compared to the same period in 2007. This increase in production was due primarily to an increase in oil production of 24%, or 14,009 barrels vs 11,277 barrels for the same period last year, and we anticipate continued increases in oil production in Q3 2008.  Oil prices increased 82%, averaging approximately $120.01 per barrel, while natural gas prices increased 64%, averaging approximately $8.88 per MCF in the second quarter of 2008.  These prices compare to $65.89 per barrel for oil and $5.42 per MCF of natural gas for the same period in 2007. We also experienced increases in production and depletion expense for this period, primarily attributable to new oil and gas properties acquired.”

Financial Highlights for the Six Months Ended June 30, 2008 Compared to the Six Months Ended June 30, 2007:

•

Total Revenues increased to $3,509,314 from $1,896,573.

•

Net Income increased to $938,402 from $311,407.

•

Earnings per share, fully diluted, increased to $0.11 from $0.04.

For the six month period ended June 30, 2008, overall production was up 8% on a BOE basis as compared to the six months ended June 30, 2007.  This was due primarily to an increase in oil production of 20%, or 27,382 barrels vs 22,797 barrels for the comparable 2007 period. This increase, combined with higher oil and natural gas prices, led to an increase in revenues and earnings per share for the six month period. For the period, oil prices increased 74%, averaging $106.65 per barrel, and natural gas prices increased 43%, averaging $7.90 per MCF. These prices compare to $61.19 per barrel for oil and $5.51 per MCF of natural gas for the same period last year.  The Company also experienced an increase in production expenses for the six month period compared with last year, and an increase in depletion expenses, primarily due to the acquisition of additional oil and gas properties.

Mr. Reaves concluded by adding, “Once again we can see the dramatic effect that  market fluctuations have on our financial performance. While upward price movement has been highly beneficial to us so far this year, it also serves to remind us of the importance of continuing to build our production base.  We have committed to become more aggressive in our efforts to develop new programs which can materially expand our production levels, and to this end we have started drilling our South Texas developmental gas well in the middle and lower Wilcox sands.  If this effort is successful, this could lead to the drilling of additional wells.  The Company also continues to diligently search for acquisition opportunities.  The Company has a strong cash position which continues to grow and so far has only utilized $3.5 million in long term debt from its $50 million Citibank credit facility.  We are very optimistic that the remainder of 2008 will be an important growth stage for FieldPoint.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com

SELECT BALANCE SHEET DATA

                                                                Unaudited

            JUNE  30, 2008

December 31, 2007

Cash and cash equivalents        $     1,505,910

$        1,484,469

Total current assets

           $     3,086,582

$        3,097,506

Total assets

           $   15,141,546

$      14,260,185

Total current liabilities

           $        578,419

$           738,548

Total stockholders’ equity        $      9,556,841

$        8,616,668

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
REVENUE:
Oil and natural gas sales	$ 1,963,198	$ 952,976	$ 3,434,884	$ 1,810,406
Well operational and pumping fees	25,994	30,085	53,430	60,167
Disposal fees	11,000	12,000	21,000	26,000
Total revenue	2,000,192	995,061	3,509,314	1,896,573

COSTS AND EXPENSES:
Production expense	615,656	374,875	1,041,299	681,501
Depletion and depreciation	280,000	209,000	545,000	429,000
Accretion on asset retirement obligation	13,000	8,384	28,000	16,768
General and administrative	127,603	165,258	289,858	310,182
Total costs and expenses	1,036,259	757,517	1,904,157	1,437,451

OPERATING INCOME	963,933	237,544	1,605,157	459,122

OTHER INCOME (EXPENSE):
Interest income	6,312	2,558	8,370	4,324
Interest expense	(42,596)	(17,548)	(95,224)	(38,000)
Unrealized holding gain (loss) on investments	(40,096)	53,627	(106,901)	62,961
Total other income(expense)	(76,380)	38,637	(193,755)	29,285

INCOME BEFORE TAXES	887,553	276,181	1,411,402	488,407

INCOME TAX CURRENT	(264,000)	(88,000)	(432,000)	(158,000)
INCOME TAX DEFERRED	(35,000)	(11,000)	(41,000)	(19,000)
TOTAL INCOME TAX PROVISION	(299,000)	(99,000)	(473,000)	(177,000)

NET INCOME	$ 588,553	$ 177,181	$ 938,402	$ 311,407

NET INCOME PER SHARE:
BASIC	$ 0.07	$ 0.02	$ 0.11	$ 0.04
DILUTED	$ 0.07	$ 0.02	$ 0.11	$ 0.04

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	8,910,175	8,798,318	8,910,175	8,781,026
DILUTED	8,910,175	8,852,023	8,910,175	8,846,609